Exhibit 10.16

December 11, 2006

Employment Agreement

between

Audatex Holding GmbH

Zollstrasse 62

8005 Zürich

(the “Company”)

and

Renato Giger

Im Fuehler 8

CH-4616

Kappel, Switzerland

(the “Executive Manager”)

(the Company and the Executive Manager are collectively referred to herein as the “Parties”)

WHEREAS

(a)	The Executive Manager has been employed as an employee at the Company since 12 July 1993. Due to a take-over and an attempt to reorganise the Company, the Parties intend to replace the previous employment agreement dated 10 December 2003 incl. any addendums.

(b)	The Company wants to keep the Executive Manager employed; and

(c)	The Executive Manager is willing to carry on serving the Company subject to the terms and conditions set forth hereinafter.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Employment

The Company hereby employs the Executive Manager (Mitglied der Geschäfsleitung) and the Executive Manager hereby agrees to serve the Company subject to the terms and conditions hereinafter contained during the period commencing on 1 December, 2006 and ending according to Section 13 (the “Term”). This employment agreement (the “Agreement”) shall be concluded for an indefinite time.

2.	Duties

2.1. During the Term, the Executive Manager shall be employed on a full time basis. The Executive Manager shall perform such duties and exercise such powers in relation to the business of the Company as may from time to time be assigned to or vested in him by the Management (Geschäftsführung, the “Board”) or his direct report/supervisor and shall at all times and in all respects conform to and comply with the reasonable directions and regulations made by the Board.

2.2. The Executive Manager must carefully perform the work assigned to him, faithfully serve the Company and use his best endeavours to promote, develop and extend the business and other interests of the Company and any company affiliated with it (together with the Company, the “Group”, or individually a “Group Company”).

2.3. The Executive Manager shall not, without the consent of the CEO, EMEA/RIA, CFO or CEO, Solera Holdings, LLC, directly or indirectly engage in any other business.

3.	Position within the Company

The Executive Manager shall have the position of Chief Financial Officer - Audatex EMEA/RIA.

4.	Place of Employment

The Executive Manager shall perform the service hereunder mainly in Zurich, Switzerland but agrees to travel or work at other locations as may be required by the Company’s or the Group’s business.

5.	Attendance

5.1. The Executive Manager shall devote his full time and efforts to the advancement of the Company and other members of the Group.

5.2. Upon prior consultation with the Board, the Executive Manager may define his working time freely. However, the Executive Manager is expected to be at the disposal of the Company and other members of the Group at any time and as long as it is required by the interests of the Company and the other members of the Group.

5.3. Any compensation for necessary extra hours and overtime is included in the salary.

6.	Holidays

Executive Manager is entitled to the following working days of paid holidays (in addition to local official and legal holidays) per calendar year:

on and after age of 21: 30 days

on and after age of 40: 32 days

on and after age of 50: 35 days

Holidays must always be scheduled to fit the work requirements of Company. The Executive Manager shall provide for sufficient replacement during his absence and make sure that he can be reached in emergency cases within a reasonable period of time, Holidays are appropriately prorated for partial calendar years of employment.

7.	Salary / Bonus

7.1. The annual gross salary of the Executive Manager for all services to be performed during the Term shall be CHF 258,000 per full year (12-month period) (as adjusted from time to lime, the “Base Salary”), which salary shall be payable by the Company in regular instalments in accordance with the Company’s general payroll practices (in effect from time to time).

7.2. In addition to the Base Salary, the Executive Manager shall be eligible for an annual bonus target equal to 25% of the Base Salary. The annual bonus payment, if any, shall be determined by the CEO of Audatex EMEA/RIA after consultation with the CFO and CEO of Solera Holdings, LLC, and shall be based upon achieving specific financial and other management objectives. The annual bonus, if any, will be paid to the Executive Manager by the Company within 120 days after the end of the fiscal year to which such annual bonus relates.

8.	Expenses

The Company shall reimburse the Executive Manager for all expenses properly and reasonably incurred by him in the performance of his duties under this Agreement against receipts or other appropriate evidence of actual payment. However, the Company shall not be required to reimburse the Executive Manager for any such expenses, unless: (a) the Executive Manager presents vouchers and receipts indicating in reasonable detail the amount and business purpose of each of such expenses; and (b) the Executive Manager otherwise complies with the reimbursement policies of the Company established from time to time and in effect during the Term.

The Executive Manager shall participate in the Company sponsored health plan and is entitled to Company paid health insurance as part of this plan. The Executive Manager shall further receive CHF 7’200 per full year for mortgage payments until 30 June 2008.

9.	No other compensation

The Executive Manager acknowledges and agrees that he shall not be entitled to receive from the Company any other compensation or benefit of any nature except as expressly provided under sections 7 and 8 above or is otherwise legally required.

10.	Social Security / Insurance

The contributions for social security (such as compulsory old-age, disability and unemployment insurance) shall be charged to the Company and to the Executive Manager in compliance with any statutory requirements under Swiss law. The contributions for accident as well as salary continuation insurance shall be paid by the Company.

11.	Salary in case of Illness, Accident or Death

In the event that the Executive Manager dies or suffers a Disability, the Company shall make any payments prescribed by the Company’s general employment practices (in effect from time to time), which payments shall comply with any statutory requirements under Swiss law.

12.	Pension Scheme

The Executive Manager contributes and benefits from the Company’s occupational benefits insurance scheme.

13.	Termination

The Term of this Agreement shall be unlimited. Notice of termination of employment may be given in writing by either Party at any time with a notice period of six months (the “Notice Period”).

The Company is entitled to release the Executive Manager from work during the Notice Period.

14.	Severance Payment

The Executive Manager is entitled to receive a payment of CHF 132,700 upon termination of this Agreement (the “Severance”), unless

•	the Company decides to waive its rights (totally or partially) under article 17 (non-solicitation and non-competition) of this Agreement; or

•	the Executive Manager gives notice to terminate this Agreement with the Company; or

•	the Executive Manager becomes, by reason of death or other incapacity, incapable of carrying out his duties under this Agreement with the Company, or

•	the termination is for a valid reason according to article 337 of the Swiss Code of Obligations or breach of this Agreement.

The Severance amount, if any, shall become due and payable in equal monthly instalments of CHF 11,058.33, beginning the first month after the Notice Period, provided that the Executive Manager has not breached article 17 (non-solicitation and non-competition) of this Agreement. Upon the Executive Manager’s breach of article 17 (non-solicitation and non-competition) of this Agreement, any Severance amounts not yet paid shall be cancelled and shall no longer be due.

15.	Acknowledgments by the Executive Manager

Executive Manager acknowledges and recognizes that due to the nature of his association with the Company, and his engagements under this Agreement, the Executive Manager will have access to confidential and proprietary information relating to the business and operations of the Group or any Group Company and / or its clients.

16.	Confidentiality

Executive Manager shall not during the term of this Agreement or thereafter make use for his own purpose or disclose to any third party any confidential information, including but not limited to trade secrets, manufacturing secrets, business secrets, know-how, having come to his attention before or during the term of this Agreement pertaining to the Company's business or to the business of the Group or any Group Company. All such information and knowledge shall be kept strictly confidential during and beyond the Term.

17.	Non-Solicitation and Non-Competition

17.1. During the Term and for one year thereafter, the Executive Manager agrees not to directly or indirectly through another person or entity (a) induce or attempt to induce any employee of the Company or any other member of the Group to leave the employ of such company, or in any way interfere with the relationship between the Company or any other member of the Group and any employee thereof, (b) hire any person who was an employee of the Company or any other member of the Group at any time during the twelve months prior to the termination of the Executive Manager's employment or (c) induce or encourage any customer, supplier, licensee, licensor or other business relation of the Company or any other member of the Group to cease doing business with the Company or such other member of the Group, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Company or such other member of the Group (including, without limitation, making any negative or disparaging statements or communications regarding the Company or any other member of the Group).

17.2. In further consideration of the compensation to be paid to the Executive Manager hereunder, the Executive Manager agrees that during the Term and for one year thereafter he will not directly or indirectly through another person or entity own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that competes with the businesses of the Group in Europe, as such businesses exist during the Term.

In the event the Executive Manager breaches any of the obligations of confidentiality, nonsolicitation or non-competition under sections 15 and 16 a penalty equal to his last annual salary (excl. bonus and expenses) shall be owed to the Company for each breach of any such obligation. The payment of the penalty shall not release the Executive Manager from the performance of the respective obligation. The penalty is owed in addition to the performance of the obligation. The Company may in addition to the penalty and the compensation of its damages also ask for the removal of the situation in violation of this competition ban and also ask for an injunction restraining the Executive Manager from violation of this competition ban in accordance with the principles set out in article 340 b III Swiss Code of Obligations.

18.	Intellectual Property Rights

18.1. Any and all inventions, developments and improvements that the Executive Manager has made, makes or will make while performing her/his employment activity and contractual duties or to which the Executive Manager has contributed, contributes or will contribute, belong to the Company and/or the Group, regardless of their protectability. No additional remuneration is owed.

18.2. Any and all inventions that the Executive Manager has made, makes or will make or to which the Executive Manager has contributed, contributes or will contribute while performing his employment activity but not during the performance of his contractual duties, are transferred and assigned completely, exclusively and to the fullest extent possible under the law to the Company and/or the Group without further formalities upon creation. In accordance with section 17.5. below, the Executive Manager is obliged to inform the Company and/or the Group of such inventions. The Company and/or the Group shall inform the Executive Manager in writing within six months whether it wishes to keep the rights to the invention or to release them. In case the invention is not released, the Company and/or the Group shall pay the employee a special adequate remuneration within the meaning of article 332 IV Swiss Code of Obligations. Negotiations and disputes with respect to the amount of such remuneration shall not have any impact on the rights of the Company and/or the Group to use such invention. Where such rights cannot be transferred and assigned for legal reasons, an exclusive, worldwide, transferable, unlimited, royalty-free, fully paid-up permanent license to use and exploit such rights, including the right to sublicense, is hereby granted by the employee to the employer.

18.3. Sections 17.1. and 17.2. above shall also apply mutatis mutandis to any and all designs and other industrial property rights as well as to domain names, databases, trade secrets, manufacturing secrets, business secrets, know-how, confidential information and to claims under the law on unfair competition.

18.4. The rights to computer programs and other works (drafts, models, plans, drawings, essays, etc.) that the Executive Manager creates while performing his employment activity, whether during the performance of his contractual duties or not, including the rights to kinds of use that at the time are not known yet and including neighbouring rights and – to the extent they can be transferred and assigned – moral rights, are transferred and assigned completely, exclusively and to the fullest extent possible under the law to the Company upon creation without any additional remuneration. In particular, the employer has the exclusive and unlimited right to decide whether, when and how such work is to be exploited, the right to manufacture, offer for sale, sell, rent, or otherwise distribute copies of the work, to deliver, perform or to make the work otherwise perceivable, to broadcast or rebroadcast the work or to make broadcast and rebroadcasts perceivable. In addition, as far as permitted by the law, the employee renounces the exercise of the moral rights, in particular the right to recognition of his authorship, determination of first publication and integrity of the work. Where such rights cannot be transferred and assigned for legal reasons, an exclusive, worldwide, transferable, unlimited, royalty-free, fully paid-up permanent license to use and exploit such rights, including the right to sublicense, is hereby granted by the Executive Manager to the Company.

18.5. The Executive Manager shall inform the Company and/or the Group in writing and without delay of any intellectual property rights created according to section 17.1. to 17.4. The Executive Manager shall make all statements and provide all documents that are necessary to enable the Company and/or the Group to assert, enforce and/or exercise the aforementioned rights.

18.6. The Company and/or the Group has the right to use results of the Executive Manager's contractual activity without any additional remuneration, The Executive Manager is obliged neither to use work results for his own purposes nor transfer such use to any third party during and after termination of his employment.

19.	Return of Documents by the Executive Manager

At such time as Executive Manager no longer serves as an employee of the Company, Executive Manager shall deliver promptly to the Company (a) all files, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, drawings, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to computers), credit cards, entry cards, identification badges and keys, calculations or copies thereof in his possession or under his control which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and (b) all other properly and confidential information of the Company.

The Executive Manager shall under no cause in law be entitled to exercise a right of retention concerning the above mentioned items and documents.

20.	Transitional Provisions

The previous employment agreement from 10 December 2003 shall be replaced by this Agreement, and shall be terminated as from the effective date of this Agreement.

By signing this Agreement the Executive Manager expressly declares that all claims and rights based on the previous employment agreement including any addenda shall be settled on all accounts.

21.	Notices

Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address set out in the head of this Agreement, or to such other address as the recipient party has specified by prior written notice to the sending party. Any notice or other communication delivered to the Company shall also be delivered to the following address:

Audatex Holdings II S.ar.l

c/o Solera Holdings, LLC

12230 El Camino Real, Suite 200

San Diego, CA 92130

Attention: Chief Executive Officer

Facsimile: (858) 312-3011

22.	Severability

In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

23.	Entire Agreement

This instrument embodies the entire Agreement between the Parties hereto with respect to the employment contemplated herein and there are no other arrangements between any Group Company (including any former owner thereof) and the Executive Manager other than those set forth or provided for herein, including, without limitation, any bonus, severance or other compensatory arrangement between any Group Company (including any former owner thereof) and the Executive Manager.

24.	Amendment

This Agreement may be modified or amended only by written agreement of the Parties and any provision hereof may be waived only by a document signed by the Party waiving such provision.

25.	Counterparts

This Agreement will be executed in two counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

26.	Applicable Law and Jurisdiction

This Agreement is governed by Swiss law. Any dispute, controversy or claim arising under, out of or relating to this Agreement (and subsequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be referred and finally determined by the ordinary courts at the domicile of the Company or the domicile where the Executive Manager resides.

Date: December 11, 2006

The Company	The Executive Manager

Name:	Renato Giger
Its: B. Schneider T. Rogers

Audatex Holding GmbH
Zollstrasse 62 CH-8021 Zurich
Tel: +41 (0)44 278 88 88 Fax: +41 (0)44 278 85 55
www.audatex.com

Private/Confidential

Herr Renato Giger

Im Fühler 8

4616 Kappel

Zurich, 20 July 2007

Dear Renato

It gives us great pleasure to inform you that effective July 2007 your annual base salary has been increased from

Fr. 258’000. – to Fr. 276’060.–.

Your target bonus remains unchanged.

This increase is in recognition of your many contributions, efforts and hard work during the past fiscal year. We would like you to know that your personal dedication and personal efforts are very much appreciated.

In addition, we would like to seize the opportunity and point you towards the general working conditions of Audatex which are an integral part of your work contract and serve as the principal guidelines of your work relation with the company. They may be found on the AX.net HR Portal (http://www.audatex.net g Human Resources g Employee Information).

We have no doubt that we can count on your continuing support and engagement in the future and look very much forward to working with you and consolidating our position in fiscal year 2008.

With best wishes

Audatex Holding GmbH

a Solera company

Thomas Artho

Human Resources Coordinator

Audatex Holding GmbH
Zollstrasse 62 CH-8021 Zurich
Tel. +41 (0)44 278 88 88 Fax +41 (0)44 278 85 55
www.audatex.com

Herr Renato Giger

Im Fühler 8

4616 Kappel

Zürich, February 29, 2008

Target Bonus FY 2009

Dear Renato

We herewith confirm that, based on an e-mail from Jack Pearlstein, dated February 26, 2008, your target bonus according to the Solera Incentive Plan program will increase to 35% of your base compensation (Grundsalär). This increase will be effective from July 1, 2008 onwards.

Kind regards.

Audatex Holding GmbH

A Solera Company

Barbara Schneider	René Seller

www.solerainc.com

Mehrwertsteuernummer/VAT number 233947

Audatex Holding GmbH
Zollstrasse 62 CH-8021 Zurich
Tel. +41 (0)44 278 88 88 Fax +41 (0)44 278 85 55
www.audatex.com

Private/Confidential

HERR RENATO GIGER

Audatex Holding GmbH

8021 Zürich

Zürich, 15. October 2008

Salary Review 2008

Dear Renato

We are pleased to inform you that effective July 2008 your annual salary has been increased from

Fr. 276060.00 to Fr. 303200.00

Your target bonus remains unchanged.

We would like to take this opportunity to thank you for your efforts and your fine cooperation during the past fiscal year. We are looking forward to your on-going support and engagement.

In addition, we would like to seize the opportunity and point you towards the general working conditions of Audatex which are an integral part of your work contract and serve as the principal guidelines of your work relation with the company. They may be found on the AX.net HR Portal.

P.S Adjustment July, August, September Fr. 6785.00. Pension fond will be adjusted later.

With best wishes

Audatex Holding GmbH

a Solera company

Marina Stillhart

www.solerainc.com

Mehrwertsteuernummer/VAT number 233947

Audatex Holding GmbH
Zollstrasse 62 CH-8021 Zurich
Tel. +41 (0)44 278 88 88 Fax +41 (0)44 278 85 55
www.audatex.com

Private/Confidential

HERR RENATO GIGER

Audatex Holding GmbH

8021 Zürich

Zürich, 20 August, 2009

Bonus FY09

Dear Renato

We are pleased to inform you that retroactively July 2008 your Bonus for FY09 has been increased from

35 % to 40%

We would like to take this opportunity to thank you for your efforts and your fine cooperation during the past fiscal year. We are looking forward to your on-going support and engagement.

In addition, we would like to seize the opportunity and point you towards the general working conditions of Audatex which are an integral part of your work contract and serve as the principal guidelines of your work relation with the company. They may be found on the AX.net HR Portal.

With best wishes

Audatex Holding GmbH

a Solera company

Marina Stillhart

www.solerainc.com

Mehrwertsteuernummer/VAT number 233947